NEWS RELEASE

For Immediate Release                                     Contact: Larry W. Sayre

February 20, 2004                                              Vice President-Finance & CFO

                                                                             (620) 663-5551

Collins Reports First Quarter Results & Increases Quarterly Dividend

Hutchinson, Kansas, February 20, 2004 ...........Collins Industries, Inc. (Nasdaq: "COLL") today reported results for its first fiscal quarter which ended January 31, 2004. Sales for the quarter ended January 31, 2004 decreased 6% to $41,093,907 compared to $43,836,057 for the same period last year. The overall sales decrease was principally due to the impact of lower bus and ambulance sales during the quarter and was partially offset by higher sales of terminal truck/road construction products.

The Company posted a net loss of $64,757 ($.01 per share - diluted) for the quarter ended January 31, 2004 compared to a net loss of $148,971 ($.02 per share - diluted) for the same period last year. The net loss for the quarter ended January 31, 2004 decreased principally due to the impact of higher profit contributions from terminal truck/road construction products, lower interest costs and a one-time gain from the sale of a building and land. These improvements were partially offset by lower profit contributions from ambulance and bus products.

The Company also announced today that it declared its twenty-ninth consecutive regular quarterly cash dividend. Additionally, it said that it is raising its quarterly cash dividend to $.03-1/2 per share (formerly $.03 per share) to shareholders of record of March 5, 2004 and will be payable on March 15, 2004.

The Company's sales backlog at January 31, 2004 was $48.5 million compared to $46.7 million at October 31, 2003 and $50.7 million at January 31, 2003.

Donald Lynn Collins, President and CEO said " Shipments of the most cyclical part of our business, terminal trucks, increased over 50% in the first quarter compared to the 2003 first quarter with a corresponding improvement in results from those operations. Ambulances and buses were 19% and 13% lower, respectively, for the same period. We believe terminal trucks will continue to benefit from an improving economy and a weaker U.S. dollar, while at the same time, school and municipal purchases will need to increase before we see any appreciable increase in bus and ambulance shipments. Our cost improvements are taking affect and we believe our results will improve as fleet replacements increase throughout our industries. Again, we can provide no assurance when these replacements will occur in a meaningful way."

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Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 850 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, various inventory risks due to changes in market conditions, changes in product demand, exchange rate fluctuations, the availability of chassis, changes in competition, interest rate fluctuations, development of new products, adequate direct labor pools, changes in tax and other governmental rules and regulations applicable to the Company, substantial dependence on third parties for product quality, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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Collins Industries, Inc.

Financial Summary
(In thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended
	January 31,

	2004	2003

Sales	$41,094	$43,836

Income (loss) before income taxes	($95)	($239)

Income tax expense (benefit)	($30)	($90)

Net income (loss)	($65)	($149)

Earnings (loss) per share:
Basic	($0.01)	($0.02)

Diluted	($0.01)	($0.02)

Weighted average outstanding
common and common
equivalent shares:
Basic	6,035,080	6,651,831

Diluted	6,035,080	6,651,831